Exhibit 99.1

Contacts:	Investor Relations:	Media Contact	Company Contact:
	Philip Bourdillon/Gene Heller	Martijn Pierik	Peter V. Leigh,
	Silverman Heller Assoc.	Positio Public Relations	VP Finance & CFO
	Ph: 310.208.2550	Ph: 408.453.2400	OmniVision Technologies, Inc.
	bourdillon@sha-ir.com	martijn@positio.com	Ph: 408.542.3000
pvl@ovt.com

OMNIVISION BROADENS ROLE IN IMAGING INDUSTRY THROUGH ACQUISITION OF CDM OPTICS, INC.

SUNNYVALE, Calif. — March 28, 2005 — OmniVision Technologies, Inc. (Nasdaq NMS: OVTI), one of the world’s leading suppliers of CMOS image sensors, announced today that it has signed a definitive agreement to acquire all of the outstanding securities of CDM Optics, Inc. (“CDM”). CDM, a privately held Boulder, Colorado-based corporation, is the exclusive licensee of patented technology, developed by its co-founders, that substantially increases the performance of a camera system by increasing the depth of field and/or correcting optical aberrations of a photographic image. The transaction is subject to customary closing conditions and is expected to close no later than April 30, 2005.

The technology, known as Wavefront Coding™, uses novel optics and innovative algorithms to transform the essential task of focusing a lens from an opto-mechanical process to one of optical encoding and signal processing. By merging optics design and digital signal processing, Wavefront Coding can, for example, significantly expand the depth of field of an image, meaning that the image is in focus over a much wider range of distances from the lens than is possible using conventional focusing systems. By eliminating motors and actuators, the technology significantly reduces the size and complexity of the auto-focus function on a camera module.

Commenting on the acquisition, Shaw Hong, chairman and CEO of OmniVision, said, “Joining forces with CDM underscores OmniVision’s determination to remain at the forefront of imaging technology. Combining CDM’s expertise in optics and signal processing with our expertise in developing powerful image data processors will increase the value of our content in the camera system. By shifting from mechanics and conventional optics to advanced high-volume silicon processes, camera phone makers will be able to reduce the overall cost of an auto-focus and zoom camera module while reducing the reliability issues and supply limitations associated with current systems. Digital still camera makers will be able to incorporate auto-focus functionality in high-volume entry-level products. The technology will likewise be applicable in emerging markets for CMOS image sensors such as automotive and medical-imaging applications.”

R.C. “Merc” Mercure, Jr., chairman and CEO of CDM, said, “My colleagues and I are both excited and delighted at the prospect of being part of OmniVision. This transaction will enable us to develop and commercialize the technology far more rapidly than we could on our own.”

Of the $30 million purchase price, $20 million is payable at closing, $10 million in cash and $10 million in OmniVision common stock with each share valued at 140% of the average closing price of the stock for the five trading days prior to the last trading day before closing. A further $10 million is payable in cash following the shipment by OmniVision of a predetermined number of revenue-producing units that incorporate CDM’s technology. Following the achievement of the milestone, CDM’s security-holders will have the right to require OmniVision to repurchase their stock at the 140% price unless, in the interim, OmniVision’s common stock has traded above the 140% price for ten consecutive trading days.

Following the closing, all of CDM’s eighteen employees are expected to remain with the Company, and CDM will operate as a wholly owned subsidiary of OmniVision. CDM will remain in its existing location close to the Boulder campus of the University of Colorado, whose affiliate, University License and Equity Holdings, Inc., owns the patent, and where the early work on this technology was done.

About OmniVision
OmniVision Technologies designs and markets high-performance semiconductor image sensors. Its OmniPixel™ and CameraChip™ products are highly integrated single-chip CMOS image sensors for mass-market consumer and commercial applications such as mobile phones, digital still cameras, security and surveillance systems, interactive video games, PCs and automotive imaging systems. Additional information is available at www.ovt.com. Further information about CDM Optics is available at www.cdm-optics.com

OmniVision, CameraChip and OmniPixel are trademarks of OmniVision Technologies, Inc. and Wavefront Coding is a trademark of CDM Optics, Inc.

Safe-Harbor Statement
Certain statements in this press release, including statements regarding the capabilities of and prospects for the technology being acquired by OmniVision through the acquisition of CDM Optics, Inc., OmniVision’s goal of remaining in the forefront of image-sensing technology, and its expectation that the acquired technology will be incorporated into its products and will have benefits for its end-user markets, are forward-looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause the forward-looking statements and OmniVision’s results to differ materially, include, without limitation: potential errors, design flaws, manufacturing issues or other problems associated with the acquired technology; customer acceptance and demand for products incorporating such technology; and the other risks detailed from time to time in OmniVision’s Securities and Exchange Commission filings and reports, including, but not limited to, OmniVision’s annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q. OmniVision expressly disclaims any obligation to update information contained in any forward-looking statement.

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